Exhibit 99.1

                   Kopin Reports Third Quarter 2004 Financial
           Results; Year-Over-Year Revenue Growth: III-V, 62 Percent;
                            CyberDisplay, 15 Percent

    TAUNTON, Mass.--(BUSINESS WIRE)--Oct. 28, 2004--Kopin Corporation (NASDAQ: KOPN) today announced financial results for the third quarter ended September 25, 2004.

    Key Points for the Third Quarter of 2004:

    -- Revenue increased 31 percent year-over-year to $22.9 million compared with $17.5 million in the third quarter of 2003, and declined three percent from $23.6 million in the second quarter of 2004.

    -- Net loss was $1.1 million, or $0.02 per share, compared with a net loss of $3.0 million, or $0.04 per share, for the third quarter of 2003 and a net loss of $2.3 million, or $0.03 per share, in the second quarter of 2004.

    -- CyberDisplay revenue increased 15 percent year-over-year to $13.2 million and remained flat on a sequential basis.

    -- III-V revenue rose 62 percent year-over-year and decreased seven percent sequentially to $9.7 million.

    "Kopin's third-quarter financial results reflect continued solid performance within our HBT products group as well as initial volume production CyberDisplay shipments to military customers, which offset a slowing camcorder market," said President and Chief Executive Officer Dr. John C.C. Fan. "As a result, we achieved our expectation for 30 percent year-over-year revenue growth."

    Volume Shipments to Military Customers Drive CyberDisplay Revenue

    Third-quarter CyberDisplay(TM) revenue was $13.2 million, flat with the $13.2 million reported in the second quarter of 2004 and up 15 percent from the same period in 2003. During the quarter, Kopin began shipping its CyberDisplay in volume quantities to military customers for thermal imaging applications. This marks the first time the Company has shipped CyberDisplay products in high volume for military applications. In the consumer market, Kopin continued to broaden its penetration into non-camcorder applications. Wireless pioneer Nokia selected Kopin's CyberDisplay 180K as the color microdisplay for the Kaleidoscope I, an innovative picture viewing and storage accessory for digital still cameras and next-generation camera-equipped wireless handsets. In addition, Kopin is supplying a microdisplay system to Accupix, a near-to-eye application leader based in Korea. Designed for Accupix's new MPG-230M multimedia virtual movie theater, the microdisplay system features the CyberDisplay 180K, as well as a TV decoder and driver chipset.
    "We continue to successfully execute on our long-term strategy to expand the CyberDisplay's application base in consumer, industrial and military electronics. During the quarter, we began initial production shipments to Raytheon for thermal weapon sights and added Nokia and Accupix to our roster of consumer electronics customers. At the same time, we continued to make significant advances in our display technology by introducing low-voltage versions of our 113K and 230K microdisplays. These new products exemplify our philosophy of relentless innovation, a strategy we believe will enable us to continue to expand our market penetration," said Dr. Fan. "Looking into 2005 and beyond, we expect accelerating demand for digital still cameras and mobile video applications to be significant industry growth drivers for Kopin."

    Industry Growth Drives III-V Performance

    Kopin posted III-V revenue of $9.7 million in the third quarter, compared with revenue of $10.4 million in the second quarter of 2004 and $6.0 million in the third quarter of 2003. "Demand for Kopin's HBTs in the wireless handset and WLAN markets remains steady. In addition, customers sampling our new GAIN HBT have reported excellent performance and durability test results. Our goal remains to secure a design win for the new transistor by the end of the year," said Dr. Fan.
    "Within our CyberLite product group, we are evaluating options for this product line, with the goal of pairing Kopin's superior technology with a lower cost manufacturing base. A number of companies have approached us about potential partnerships, and we expect to complete the evaluation process by the end of this year. In parallel, we are continuing our efforts to make new high-performance CyberLite products aimed at mid- and high-end LED applications."

    Nine-Month Results

    For the nine months ended September 25, 2004, total revenue increased to $68.8 million from $55.4 million for the same period last year. Revenue from III-V products was $29.6 million for the first nine months of 2004, an increase of approximately 22 percent over revenue of $24.2 million for the first nine months of 2003. CyberDisplay revenues increased 25 percent to $39.2 million in the first nine months of 2004 from $31.3 million in the same period in 2003. The net loss for the most recent nine-month period was $6.8 million, or $0.10 per share, compared with a net loss of $6.3 million, or $0.09 per share, for the first nine months of 2003.

    Business Outlook

    Commenting on Kopin's outlook for the fourth quarter of 2004, Dr. Fan said, "During the fourth quarter, we expect to see traditional seasonality in the wireless handset and consumer electronics markets, including continued industry softness in the camcorder market. As a result, we anticipate that total fourth-quarter revenue will be in the range of $18.0 million to $20.0 million. Longer term, our strong balance sheet - with more than $110 million in cash and no debt - will enable us to continue developing innovative products and capitalize on the emerging portable technologies that are changing the way people communicate and share experiences."

    Third-Quarter Conference Call

    Kopin will provide a live audio webcast of its third-quarter conference call for investors at 10:00 a.m. ET today, October 28, 2004. Investors who want to hear the call should log on to the Investor Relations section of Kopin's website, www.kopin.com, at least 15 minutes before the event's broadcast. The call will be available on the Investor Relations section for one week. After that, investors can access an archived version of the call on Kopin's website.
    Kopin's third-quarter 2004 conference call also can be heard live by dialing (801) 983-4013 or (800) 937-6563 five minutes prior to the call. A replay of the call will be available from 1:00 p.m. ET, Thursday, October 28 through midnight ET, Wednesday, November 3. To access the replay, dial (719) 457-0820 or (888) 203-1112 and refer to confirmation code 867339.

    About Kopin

    Founded in 1984, Kopin is pioneering the use of nanotechnology to manufacture nanosemiconductor products that make mobile electronic devices small, fast, bright, lightweight and power efficient. With an intellectual property portfolio of more than 200 issued and pending patents, Kopin supplies the world's largest electronics manufacturers and government agencies with breakthrough semiconductor products. The Company's liquid-crystal microdisplays, ultra-efficient transistors and high-brightness light emitting diodes (LEDs) enhance the delivery and presentation of voice, video and data. Kopin technology is currently used in nearly one-third of the world's cell phones and camcorders and is the microdisplay standard for the U.S. military. For more information, please visit Kopin's website at www.kopin.com.
    Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to Kopin's expectation that Kopin's new CyberDisplay products will enable the Company to penetrate more segments of the market; that accelerating demand for digital still cameras and mobile video products will be growth drivers for the Company; that Kopin will complete its evaluation of CyberLite business models by the end of the year; that Kopin will experience traditional seasonality in its business; that fourth quarter revenue will be in the range of $18.0 million to $20.0 million; and that Kopin's balance sheet, in the long term, will enable the Company to develop innovative products and capitalize on emerging portable technologies. These statements involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are general economic and business conditions and growth in the flat panel display, wireless, LED and gallium arsenide integrated circuit and materials industries; the impact of competitive products and pricing; availability of third-party components; the successful CyberLite production ramp; the qualification of Kopin's CyberLite manufacturing process by additional customers; availability of integrated circuit fabrication facilities; cost and yields associated with production of the Company's CyberDisplay imaging devices, CyberLite LEDs and HBT transistor wafers; loss of significant customers; acceptance of the Company's products; success of new product and other research and development efforts; continuation of strategic relationships; the value of shares of Micrel Semiconductor held by the Company; Kopin's ability to accurately forecast revenue levels; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the period ended June 26, 2004.
    CyberDisplay, CyberEVF, CyberLite, GAIN-HBT and The NanoSemiconductor Company are trademarks of Kopin Corporation.
    The Company's condensed consolidated statement of operations and balance sheet are attached.

    Kopin - The NanoSemiconductor Company(TM)



                          Kopin Corporation
           Condensed Consolidated Statements of Operations
                             (Unaudited)


                       Three Months Ended        Nine Months Ended
                    ------------------------  ------------------------

                      Sept 25,    Sept 27,      Sept 25,    Sept 27,
                       2004        2003          2004        2003
                    ------------------------  ------------------------

Revenues:
    Product
      revenues      $22,911,095 $17,213,912   $67,841,529 $54,730,946
    Research and
      development
      revenues                -     300,000       986,553     700,000
                    ------------------------  ------------------------
                     22,911,095  17,513,912    68,828,082  55,430,946
Expenses:
    Cost of product
      revenues       17,833,237  14,764,386    56,758,136  44,662,098
    Research and
      development     3,542,350   3,294,887    10,965,079   9,098,567
    Selling,
      general and
      administrative  2,679,540   2,373,777     8,434,760   8,004,755
    Other               240,000     120,216       240,000     360,648
                    ------------------------  ------------------------
                     24,295,127  20,553,266    76,397,975  62,126,068
                    ------------------------  ------------------------

Loss from operations (1,384,032) (3,039,354)   (7,569,893) (6,695,122)
Other income and
 expense:
    Interest and
      other income      646,211     891,691     2,219,304   2,583,749
    Interest and
      other expense    (258,613)   (711,992)   (1,056,709) (1,494,561)
                    ------------------------  ------------------------
                        387,598     179,699     1,162,595   1,089,188
                    ------------------------  ------------------------

Loss before minority
 interest in income
 of subsidiary         (996,434) (2,859,655)   (6,407,298) (5,605,934)

Minority interest in
 income of
 subsidiary            (124,109)   (166,588)     (431,152)   (658,056)
                    ------------------------  ------------------------

Net loss            $(1,120,543)$(3,026,243)  $(6,838,450)$(6,263,990)
                    ==================================================

Net loss per share:
     Basic               $(0.02)     $(0.04)       $(0.10)     $(0.09)
                    ========================  ========================
     Diluted             $(0.02)     $(0.04)       $(0.10)     $(0.09)
                    ========================  ========================

Weighted average
 number of common
 shares outstanding:
     Basic           70,048,767  69,549,645    70,079,558  69,449,090
                    ========================  ========================
     Diluted         70,048,767  69,549,645    70,079,558  69,449,090
                    ========================  ========================




                          Kopin Corporation
                Condensed Consolidated Balance Sheets
                             (Unaudited)

                                             Sept 25,    December 31,
                                              2004          2003
                                          ----------------------------
ASSETS
Current assets:
    Cash and marketable securities         $110,118,835  $120,333,188
    Accounts receivable, net                 10,502,434     6,771,391
    Inventory                                10,585,952     5,920,364
    Prepaid and other assets                  2,253,109     1,451,374
                                          ----------------------------

Total current assets                        133,460,330   134,476,317
                                          ----------------------------

Equipment and improvements, net              24,945,126    31,008,403
Other assets                                  7,692,396     9,335,749
                                          ----------------------------

Total assets                               $166,097,852  $174,820,469
                                          ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                        $13,378,364   $14,365,686
    Accrued expenses                          1,861,938     2,224,928
    Billings in excess of revenue earned      1,967,559     1,378,970
                                          ----------------------------

Total current liabilities                    17,207,861    17,969,584
                                          ----------------------------

Minority interest                             3,690,791     3,113,728
Stockholders'  equity                       145,199,200   153,737,157
                                          ----------------------------

Total liabilities and stockholders' equity $166,097,852  $174,820,469
                                          ============================


    CONTACT: Kopin Corporation
             Richard Sneider, 508-824-6696
             Chief Financial Officer
             rsneider@kopin.com
             or
             Sharon Merrill Associates, Inc.
             Ehren Lister, 617-542-5300
             Account Executive
             elister@investorrelations.com